GMAC Financial Services Declares Dividends on Preferred Stock

DETROIT – The GMAC Financial Services board of directors declared quarterly dividend payments on preferred stock issued both to the U.S. Department of the Treasury, and to GMAC’s wholly owned subsidiary Preferred Blocker Inc. The dividends were declared on July 13, 2009 and are payable on August 17, 2009.

Dividend payments declared on the preferred stock issued to the U.S. Treasury under the Troubled Asset Relief Program totaled $271 million. This consists of a cash dividend of $20 per share, or a total of $100 million, on the Fixed Rate Cumulative Perpetual Preferred Stock, Series D-1; a cash dividend of $22.50 per share, or a total of $5.6 million, on the Fixed Rate Cumulative Perpetual Preferred Stock, Series D-2; and a cash dividend of $1.05 per share, or a total of $165.4 million, on the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F.

The dividend payment declared to Preferred Blocker Inc. on the Fixed Rate Perpetual Preferred Stock, Series E was $30.31 per share, or a total of $78.1 million. Preferred Blocker Inc. was established in connection with the settlement of the GMAC private exchange and cash tender offers that were completed in December 2008.

Separately, the board of directors of Preferred Blocker Inc. declared a quarterly cash dividend of $17.89 per share, or a total of $46.1 million, on the Cumulative Perpetual Preferred Stock of Preferred Blocker Inc. (Blocker Preferred). This dividend is payable on August 17, 2009 to shareholders of record as of August 3, 2009. This preferred stock was issued to investors in connection with GMAC’s private exchange and cash tender offers, which were completed in December 2008.

About GMAC Financial Services
GMAC is a bank holding company with 15 million customers worldwide. As a global, independent financial services institution, GMAC’s diversified business operations include automotive finance, mortgage operations, insurance, commercial finance and online banking. As of March 31, 2009, the company had approximately $180 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.

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Contacts:
Gina Proia
917-369-2364
gina.proia@gmacfs.com

Chris McNamee
917-369-2389
christopher.mcnamee@gmacfs.com